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                     March 1, 2022

       Paul J. Wyckoff
       Interim Chief Financial Officer
       Cemtrex, Inc.
       276 Greenpoint Ave., Suite 208
       Brooklyn, NY 11222

                                                        Re: Cemtrex, Inc.
                                                            Form 10-K for the
Year Ended September 30, 2021
                                                            Filed January 21,
2022
                                                            File No. 001-37464

       Dear Mr. Wyckoff:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing